Exhibit 99.1



                                  NEWS RELEASE

             Abraxas Announces U.S. Reserves with Operational Update

SAN ANTONIO (March 4, 2005) - Abraxas Petroleum Corporation ("Abraxas") (AMEX:ABP) today announced U.S. proved reserves of 93.7 Bcfe as of December 31, 2004 with an estimated future net revenue, discounted at 10% ("PV10"), of $149.0 million. In addition, Abraxas has internally engineered U.S. unrisked incremental reserves of 89.9 Bcfe, representing 102 projects with a PV10 of $126.7 million.

Comparing December 31, 2004 to December 31, 2003, proved reserves in the U.S. declined approximately 6% amid capital expenditure restrictions. The restrictions were eliminated in October of 2004 when Abraxas refinanced its debt. Subsequent to the refinancing, Abraxas accelerated its capital development program and plans to spend $22 million on 16 development projects during 2005. In Texas, we currently have 2 wells drilling and an additional 4 wells in different stages of completion. Abraxas owns a 100% working interest in each of the 6 wells in progress.

"The year-end reserves essentially reflect a roll-off of 2004 production as we were capital restricted for the first 10 months of 2004. The capital we did spend in 2004 was predominately in Canada in preparation for the IPO while the capital spent in the U.S. basically converted properties from the undeveloped to the developed category. We look forward to the opportunity to add reserves in 2005 with our development program in Texas and Wyoming currently underway," commented Bob Watson, Abraxas' President and CEO.

Abraxas' proved reserves are evaluated by the independent reservoir engineering firm of DeGolyer and MacNaughton.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com